UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 30, 2010

AOL INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34419	20-4268793
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway, New York, New York 10003

(Address of Principal Executive Offices) (Zip Code)

212-652-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement

On September 30, 2010 (the “Termination Date”), AOL Inc. (the “Company”) terminated its secured credit agreement, dated December 9, 2009 (the “Credit Agreement”) among the Company, as borrower, the lenders party thereto (the “Lenders”), Bank of America, N.A., as administrative agent (the “Administrative Agent”) and the other financial institutions party thereto for a 364-day revolving $250.0 million senior secured revolving credit facility (the “Revolving Credit Facility”).

The Company terminated the Revolving Credit Facility given its current cash balance and projected cash flow from operations. From December 9, 2009 through the Termination Date, the Company did not borrow under the terms of the Revolving Credit Facility. The Revolving Credit Facility was set to expire on December 8, 2010, and the Company did not pay any penalties as a result of the early termination.

Pursuant to the terms of the Revolving Credit Facility, the Company was required to maintain a maximum consolidated leverage ratio (being the ratio of total debt to EBITDA, in each case, as defined in the Credit Agreement) of not greater than 1.5 to 1.0, and a minimum consolidated interest coverage ratio (being the ratio of EBITDA to consolidated cash interest expense, in each case, as defined in the Credit Agreement) of at least 4.0 to 1.0. Other material terms of the Revolving Credit Facility included:

•

restrictive covenants (subject, in each case, to certain customary exceptions and baskets) which limited the Company’s ability to, among other things: (a) incur indebtedness, (excluding, among other things, (i) purchase money indebtedness and capital leases of up to $50.0 million, (ii) other indebtedness of up to $50.0 million of restricted subsidiaries that are not guarantors of the Revolving Credit Facility, (iii) indebtedness of up to $100.0 million incurred to finance, or assumed in connection with, acquisitions and (iv) other indebtedness of up to $50.0 million incurred by the Company and the Subsidiary Guarantors (as defined below)); (b) create liens; (c) dispose of assets outside of the ordinary course of business; (d) pay dividends and make similar restricted payments; (e) engage in investments; (f) make loans, advances, acquisitions and guarantees; (g) engage in transactions with affiliates; and (h) enter into mergers and change its business;

•

customary events of default, the occurrence of which, among other things, (a) gave Time Warner Inc. (“Time Warner”), the Company’s parent prior to its legal and structural separation from Time Warner on December 9, 2009, the option to purchase all outstanding loans and commitments under the Revolving Credit Facility and (b) after any applicable grace period, gave the Lenders the ability to accelerate all outstanding loans thereunder; and

•	the option for the Company to prepay, terminate or reduce the commitments under the Revolving Credit Facility at any time without penalty in minimum amounts of $5.0 million.

The foregoing description of the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which was attached as Exhibit 10.1 to the Company’s Form 8-K filed on December 11, 2009 (the “Form 8-K”) and is incorporated herein by reference.

In connection with the Revolving Credit Facility, on December 9, 2009, each of the Company’s material, wholly-owned domestic subsidiaries (the “Subsidiary Guarantors”) entered into a Guarantee, in favor of the Administrative Agent (the “Subsidiary Guarantee”), pursuant to which the Subsidiary Guarantors guaranteed all of the Company’s obligations under the Revolving Credit Facility. In addition, Time Warner guaranteed all of the Company’s obligations with respect to loans and letters of credit under the Revolving Credit Facility, pursuant to a Guarantee, dated as of December 9, 2009, in favor of the Administrative Agent (the “Time Warner Guarantee”). As consideration for the Time Warner Guarantee, the Company paid Time Warner a fee equal to 1.0% of the aggregate principal amount of the commitments at closing under the Revolving Credit Facility, and an ongoing guarantee fee, which varied with the amount of undrawn commitments and the principal amount of the Company’s obligations outstanding under the Revolving Credit Facility, as well as changes in Time Warner’s senior unsecured long-term debt credit ratings. The guarantee fee was subject to prescribed periodic increases over the term of the Revolving Credit Facility.

On December 9, 2009, the Company and the Subsidiary Guarantors also entered into a Security Agreement in favor of Bank of America, N.A., as collateral agent (the “Security Agreement”), for the benefit of the secured parties thereunder. Pursuant to the Security Agreement, the obligations under the Revolving Credit Facility and the Subsidiary Guarantee were secured by a perfected first-priority security interest in substantially all of the Company’s assets and the assets of the Subsidiary Guarantors (excluding cash and real property, but including 100% of the stock of the Company’s and the Subsidiary Guarantors’ first-tier domestic subsidiaries and 65% of the stock of their first-tier foreign subsidiaries).

In connection with the Security Agreement, on December 9, 2009, the Company and certain of the Subsidiary Guarantors entered into a Patent Security Agreement and a Trademark Security Agreement, in each case, in favor of Bank of America, N.A., as collateral agent, for the purpose of recording the security interest granted under the Security Agreement to the collateral agent in the United States Patents (as defined in the Security Agreement) and United States Trademarks (as defined the Security Agreement) with the U.S. Patent and Trademark Office (the Subsidiary Guarantee, the Security Agreement, the Patent Security Agreement and Trademark Security Agreement are hereinafter referred to as the “Ancillary Agreements.”) In connection with the termination of the Revolving Credit Facility, the Company also terminated the Time Warner Guarantee and each of the Ancillary Agreements on the Termination Date.

The foregoing descriptions of the Ancillary Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which were attached as Exhibits 10.2, 10.3, 10.4 and 10.5, respectively, to the Form 8-K, and are incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AOL INC.

By:	/s/ Arthur Minson
	Name:	Arthur Minson
	Title:	Executive Vice President and Chief Financial and Administrative Officer

Date: October 1, 2010

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